U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

Commission File No. 0-11063                                     CUSIP No.  None

                           NOTIFICATION OF LATE FILING

        [ X ] Form  10-K and 10 KSB       [   ] Form  11-K
        [   ] Form 10-Q and Form 10-QSB   [   ] Form N-SAR

                     For the Period Ended December 31, 1998

            Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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PART I.  Registration Information
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            Winthrop Residential Associates II, A Limited Partnership
            ---------------------------------------------------------
                            (Full Name of Registrant)

  5 Cambridge Center, 9th Floor, Cambridge, Massachusetts            02142
  -------------------------------------------------------          ----------
         (Address of Principal Executive Office)                   (Zip Code)

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PART II. Rules 12b-25(b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate.)

          (a) The reasons described in reasonable detail in Part III of this Form could not be eliminated without reasonable effort or expense;

[X]       (b)     The subject annual report will be filed on or before the
                  fifteenth  calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III. Narrative
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         The  registrant  was  unable to obtain  all  necessary  information  to prepare the quarterly report prior to its due date. The registrant will file its Form 10-KSB report prior to the expiration of the 15th-day extension period.

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PART IV.  Other Information
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(1)  Name  and  telephone  number  of  person  in  contact  in  regard  to  this notification:

    David J. Heymann                 516                  681-3636
    ----------------             -----------         ------------------
        (Name)                   (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         YES  [ X ]     NO [   ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         YES [   ]     NO [ X ]

        Winthrop Residential Associates II, A Limited Partnership
        ---------------------------------------------------------
               (Name of registrant as specified in charter)

         has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 31, 1999               Winthrop Residential Associates II,
                                    A Limited Partnership

                                    By:  One Winthrop Properties, Inc.,
                                         Managing General Partner

                                         By: /s/ Michael L. Ashner
                                             ------------------------
                                             Michael Ashner
                                             Chief Executive Officer